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                                                                   EXHIBIT 11.1

                           TRIDENT MICROSYSTEMS, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                (IN THOUSANDS, EXCEPT PER SHARE DATA, UNAUDITED)



                                                           Three Months Ended
                                                             September 30,
                                                       -------------------------
                                                        1997              1996
                                                       -------           -------
Net Income                                             $ 3,073           $ 3,525
                                                       =======           =======
Weighted average outstanding stocks                     12,935            12,615

Weighted average incremental common
equivalents from dilutive stock options                  1,667             1,011
                                                       -------           -------
Weighted average common and common
equivalent shares                                       14,602            13,626
                                                       -------           -------
Net income per share                                   $  0.21           $  0.26
                                                       =======           =======